Exhibit 5.1

CF Industries 4 Parkway North Deerfield, Illinois 60015 Tel: 847.405.2400 cfindustries.com

May 11, 2022

CF Industries Holdings, Inc.
4 Parkway North
Deerfield, Illinois 60015

Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel of CF Industries Holdings, Inc., a Delaware corporation (the “Company”), and have acted in such capacity in connection with the registration of 10,445,496 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the CF INDUSTRIES HOLDINGS, INC. 2022 Equity and Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, I or lawyers under my supervision have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the registration statement on Form S-8 of the Company relating to the Plan as filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 11, 2022 (such registration statement being hereinafter referred to as the “Registration Statement”); (ii) a specimen certificate evidencing the Common Stock; (iii) the certificate of incorporation of the Company; (iv) the Fourth Amended and Restated Bylaws of the Company, as amended; (v) the Plan; (vi) certain resolutions of the Board of Directors of the Company relating to the Plan; and (vii) the report of the inspector of election for the 2022 Annual Meeting of Shareholders of the Company reflecting approval of the Plan by the Company’s stockholders at such meeting. I or lawyers under my supervision have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, I and the lawyers under my supervision have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, I and the lawyers under my supervision have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that I or lawyers under my supervision did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion stated herein is subject to the following qualifications: (a) I have assumed that, prior to the issuance of any Shares, the Company and the recipient of such Shares pursuant to an award under the Plan will have duly entered into an applicable award agreement, such award agreement will be consistent with the terms of the Plan and will be duly authorized, validly executed and delivered by the parties thereto, and the issuance of such Shares will be in accordance with the terms of the Plan and such award agreement; (b) I have assumed that, prior to the issuance of any Shares, the Company will have received the consideration contemplated by the applicable resolutions of the Board of Directors of the Company or the Committee (as defined in the Plan) authorizing the issuance of such Shares and/or the consideration contemplated pursuant to the terms of the Plan (including any consideration provided for in an award agreement); and (c) I have assumed that certificates evidencing the Shares will have been signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen certificate examined by me or lawyers under my supervision evidencing the Common Stock.

I am admitted to practice law in the State of Illinois, and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Shares have been duly authorized by all requisite action on the part of the Company under the DGCL and, when awarded by the Board of Directors of the Company or the Committee (as defined in the Plan) and issued and paid for in accordance with the terms of the Plan and any applicable award agreement, will be validly issued, fully paid, and nonassessable, provided that the consideration therefor is not less than $0.01 per Share.

2

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Douglas C. Barnard
Douglas C. Barnard
General Counsel

3